SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                             -----------------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b), (c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                  Equant, N.V.
                                (Name of Issuer)

                   Common Shares, Par Value NLG 0.02 per Share
                         (Title of Class of Securities)

                                    294409107
                                 (CUSIP Number)

                                December 3, 1999
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|_| Rule 13d-1(b)
|_| Rule 13d-1(c)
|X| Rule 13d-1(d)

--------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 294409107                  13G                     Page  2 of 14 Pages



   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Morgan Stanley Dean Witter & Co.
         36-3145972

   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|

                                                                     (b)|_|

   3.    SEC USE ONLY

   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

      NUMBER OF           5.     SOLE VOTING POWER              -0-
        SHARES
     BENEFICIALLY         6.     SHARED VOTING POWER        3,833,753 shares
       OWNED BY
         EACH             7.     SOLE DISPOSITIVE POWER         -0-
      REPORTING
     PERSON WITH          8.     SHARED DISPOSITIVE POWER   3,833,753 shares

   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,833,753 shares

  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             |_|
         CERTAIN SHARES*

  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.9%

  12.    TYPE OF REPORTING PERSON*

         CO; IA

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 294409107                  13G                     Page  3 of 14 Pages




   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Morgan Stanley Capital Partners III, Inc.
         13-3702548

   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|

                                                                     (b)|_|

   3.    SEC USE ONLY

   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

      NUMBER OF           5.     SOLE VOTING POWER              -0-
        SHARES
     BENEFICIALLY         6.     SHARED VOTING POWER        3,833,753 shares
       OWNED BY
         EACH             7.     SOLE DISPOSITIVE POWER         -0-
      REPORTING
     PERSON WITH          8.     SHARED DISPOSITIVE POWER   3,833,753 shares

   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         3,833,753 shares

  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             |_|
         CERTAIN SHARES*

  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.9%

  12.    TYPE OF REPORTING PERSON*

         CO; IA

CUSIP No. 294409107                  13G                     Page 4 of 14 Pages




   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MSCP III, L.L.C.
         13-3788890

   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|

                                                                     (b)|_|

   3.    SEC USE ONLY

   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

      NUMBER OF           5.     SOLE VOTING POWER              -0-
        SHARES
     BENEFICIALLY         6.     SHARED VOTING POWER        2,683,625 shares
       OWNED BY
         EACH             7.     SOLE DISPOSITIVE POWER         -0-
      REPORTING
     PERSON WITH          8.     SHARED DISPOSITIVE POWER   2,683,625 shares

   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,683,625 shares

  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             |_|
         CERTAIN SHARES*

  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.3%

  12.    TYPE OF REPORTING PERSON*

         CO; IA

CUSIP No. 294409107                  13G                     Page  5 of 14 Pages




   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Morgan Stanley Capital Investors, L.P.
         13-3788893

   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|

                                                                     (b)|_|

   3.    SEC USE ONLY

   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

      NUMBER OF           5.     SOLE VOTING POWER              -0-
        SHARES
     BENEFICIALLY         6.     SHARED VOTING POWER        67,032 shares
       OWNED BY
         EACH             7.     SOLE DISPOSITIVE POWER         -0-
      REPORTING
     PERSON WITH          8.     SHARED DISPOSITIVE POWER   67,032 shares

   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         67,032 shares

  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             |_|
         CERTAIN SHARES*

  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Less than 1%

  12.    TYPE OF REPORTING PERSON*

         PN

CUSIP No. 294409107                  13G                     Page  6 of 14 Pages




   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         MSCP III 892 INVESTORS, L.P.
         13-3788895

   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|

                                                                     (b)|_|

   3.    SEC USE ONLY

   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

      NUMBER OF           5.     SOLE VOTING POWER              -0-
        SHARES
     BENEFICIALLY         6.     SHARED VOTING POWER        243,533 shares
       OWNED BY
         EACH             7.     SOLE DISPOSITIVE POWER         -0-
      REPORTING
     PERSON WITH          8.     SHARED DISPOSITIVE POWER   243,533 shares

   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         243,533 shares

  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             |_|
         CERTAIN SHARES*

  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Less than 1%

  12.    TYPE OF REPORTING PERSON*

         PN

CUSIP No. 294409107                  13G                     Page  7 of 14 Pages




   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         Morgan Stanley Capital Partners III, L.P.
         13-3788889

   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|

                                                                     (b)|_|

   3.    SEC USE ONLY

   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

      NUMBER OF           5.     SOLE VOTING POWER              -0-
        SHARES
     BENEFICIALLY         6.     SHARED VOTING POWER        2,373,060 shares
       OWNED BY
         EACH             7.     SOLE DISPOSITIVE POWER         -0-
      REPORTING
     PERSON WITH          8.     SHARED DISPOSITIVE POWER   2,373,060 shares

   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         2,373,060 shares

  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             |_|
         CERTAIN SHARES*

  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         1.2%

  12.    TYPE OF REPORTING PERSON*

         PN

CUSIP No. 294409107                  13G                     Page  8 of 14 Pages




   1.    NAMES OF REPORTING PERSONS
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

         STH Investors, L.P.
         13-3914272

   2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)|_|

                                                                     (b)|_|

   3.    SEC USE ONLY

   4.    CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

      NUMBER OF           5.     SOLE VOTING POWER              -0-
        SHARES
     BENEFICIALLY         6.     SHARED VOTING POWER        1,150,128 shares
       OWNED BY
         EACH             7.     SOLE DISPOSITIVE POWER         -0-
      REPORTING
     PERSON WITH          8.     SHARED DISPOSITIVE POWER   1,150,128 shares

   9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         1,150,128 shares

  10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES             |_|
         CERTAIN SHARES*

  11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         Less than 1%

  12.    TYPE OF REPORTING PERSON*

         PN

Item 1(a).  Name of Issuer:

     Equant, N.V.

Item 1(b).  Address of Issuer's Principal Executive Offices:

     Gatwickstraat 21-23
     1043 GL Amsterdam-Sloterdijk
     The Netherlands

Item 2(a).  Name of Person Filing:

         This statement is filed on behalf of the persons identified below. In accordance with Rule 13d-1(k)(1) under the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

         Morgan Stanley Dean Witter & Co. ("Morgan Stanley")

         Morgan Stanley Capital Partners III, Inc. ("MSCP III, Inc.")

         MSCP III, L.L.C.

         Morgan Stanley Capital Investors, L.P. ("Employee Fund")

         MSCP III 892 Investors, L.P. ("892 Fund")

         Morgan Stanley Capital Partners III, L.P. ("Capital Partners III")

         STH Investors L.P. ("STH")

Item 2(b).  Address of Principal Business Office or, if None, Residence:

     The address of the principal business office of MSCP III, Inc., MSCP III, L.L.C., Employee Fund, 892 Fund, Capital Partners III and STH is:

     1221 Avenue of the Americas
     New York, New York 10020

     The address of the principal business office of Morgan Stanley is:

     1585 Broadway
     New York, New York 10036

Item 2(c).  Citizenship:

         The citizenship of Morgan Stanley, MSCP III, Inc., MSCP III, L.P., Employee Fund, 892 Fund, Capital
Partners III and STH is Delaware.



                                     9 of 14

Item 2(d).  Title of Class of Securities:

         This statement relates to the Company's Common Shares, NLG 0.02 par value per share.

Item 2(e).CUSIP Number:

          294409107

Item 3. If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

          (a) |_| Broker or dealer registered under Section 15 of the Exchange Act;

          (b)  |_| Bank as defined in Section 3(a)(6) of the Exchange Act;

          (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act;

          (d) |_| Investment company registered under Section 8 of the Investment Company Act;

          (e)  |_| An investment adviser in accordance with Rule
                   13d-1(b)(1)(ii)(E);

          (f) |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

          (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

          (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) |_| A church plan that is excluded from the definition of an investment company under Section
                   3(c)(14) of the Investment Company Act;

          (j)  |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

     If this statement is filed pursuant to Rule 13d-1(c), check this box. |_|

Item 4.   Ownership.

     The filing of this statement should not be construed as an admission by any person that such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this statement, other than the securities set forth opposite such person's name in the table in
Item 4(c) below.


                                    10 of 14

       (a) Amount beneficially owned:

     As of December 31, 1999: (1) Employee Fund owned 67,032 Common Shares; (2) 892 Fund owned 243,533 Common Shares; (3) Capital Partners III owned 2,373,060 Common Shares; and (4) STH owned 1,150,128 Common Shares. MSCP III, L.L.C. is the sole general partner of the Employee Fund, 892 Fund and Capital Partners III, and, as such, has the power to vote or direct the vote and to dispose or direct the disposition of all of the Common Shares held by the Employee Fund, 892 Fund and Capital Partners III. MSCP III, Inc., as the sole general partner of STH, has the power to vote or direct the vote and to dispose or direct the disposition of all Common Shares held by STH. MSCP III, Inc., as the institutional managing member of MSCP III, L.L.C., controls the actions of MSCP III, L.L.C. Morgan Stanley, as the sole shareholder of MSCP III, Inc., controls the actions of MSCP III, Inc. Therefore, MSCP III, L.L.C., MSCP III, Inc. and Morgan Stanley may each be deemed to have beneficial ownership of the 2,683,645 Common Shares held collectively by the Employee Fund, 892 Fund, Capital Partners III and STH.

     (b)  Percent of class: (1)


     Morgan Stanley Dean Witter & Co.              1.3% of the Common Shares
     Morgan Stanley Capital Partners III, Inc.     1.3% of the Common Shares
     MSCP III, L.L.C.                              1.3% of the Common Shares
     Morgan Stanley Capital Investors, L.P.        Less than 1% of the Common Shares
     MSCP III 892 Investors, L.P.                  Less than 1% of the Common Shares
     Morgan Stanley Capital Partners III, L.P.     1.2% of the Common Shares
     STH Investors, L.P.                           Less than 1% of the Common Shares

-------------------
(1) Based on the 201,477,046 Common Shares reported to be outstanding on Registration Statement filed on Form F-3 (File No. 333-11182), which was declared to be effective by the Securities and Exchange
     Commission on December 3, 1999.

(c) Number of shares as to which such person has:

                                                                                  (iii)                   (iv)
                                   (i)                    (ii)            Sole power to dispose      Shared power to
                          Sole power to vote or   Shared power to vote      or to direct the       dispose or to direct
                           to direct the vote    or to direct the vote      disposition of          the disposition of
                         ----------------------------------------------------------------------- -----------------------
STH Investors L.P.                - 0 -                 1,150,128                 - 0 -                 1,150,128

Morgan Stanley                    - 0 -                 2,373,060                 - 0 -                 2,373,060
Capital Partners III, L.P.

MSCP III 892                      - 0 -                  243,553                  - 0 -                  243,553
Investors, L.P.

Morgan Stanley                    - 0 -                  67,032                   - 0 -                   67,032
Capital Investors, L.P.

MSCP III, L.L.C.                  - 0 -                 2,683,645                 - 0 -                 2,683,645

Morgan Stanley                    - 0 -                 2,683,645                 - 0 -                 2,683,645
Capital Partners III,
Inc.


                                    11 of 14

                                                                                  (iii)                   (iv)
                                   (i)                    (ii)            Sole power to dispose      Shared power to
                          Sole power to vote or   Shared power to vote      or to direct the       dispose or to direct
                           to direct the vote    or to direct the vote      disposition of          the disposition of
                         ----------------------------------------------------------------------- -----------------------
Morgan Stanley Dean               - 0 -                 2,683,645                 - 0 -                 2,683,645
Witter & Co.

Item 5.   Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

     N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

     N/A

Item 8.   Identification and Classification of Members of the Group.

     N/A

Item 9.   Notice of Dissolution of Group.

     N/A

Item 10.  Certifications.

     N/A


                                    12 of 14

                                   SIGNATURE

     After reasonable inquiry and to the best of the knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                       Date:  February 14, 2000

                       MORGAN STANLEY CAPITAL PARTNERS III,
                            L.P.
                       By: MSCP III, L.L.C., its general partner
                       By: Morgan Stanley Capital Partners III, Inc.,
                            its institutional managing member

                       By: /s/ Stephanie A. Holmes
                       ---------------------------------------------------------
                       Name: Stephanie A.  Holmes
                       Title: Assistant Secretary


                       MSCP III 892 INVESTORS, L.P.
                       By: MSCP III, L.L.C., its general partner
                       By: Morgan Stanley Capital Partners III, Inc.,
                            its institutional managing member

                       By: /s/ Stephanie A. Holmes
                       ---------------------------------------------------------
                       Name: Stephanie A. Holmes
                       Title: Assistant Secretary


                       MORGAN STANLEY CAPITAL INVESTORS, L.P.
                       By: MSCP III, L.L.C., its general partner
                       By: Morgan Stanley Capital Partners III, Inc.,
                            its institutional managing member

                       By: /s/ Stephanie A. Holmes
                       ---------------------------------------------------------
                       Name: Stephanie A. Holmes
                       Title: Assistant Secretary


                       STH INVESTORS, L.P.
                       By: Morgan Stanley Capital Partners III, Inc.,
                            its general partner

                       By: /s/ Stephanie A. Holmes
                       ---------------------------------------------------------
                       Name: Stephanie A. Holmes
                       Title: Assistant Secretary


                                    13 of 14

                       MSCP III, L.L.C.
                       By: Morgan Stanley Capital Partners III, Inc.,
                            its institutional managing member

                       By: /s/ Stephanie A. Holmes
                       ---------------------------------------------------------
                       Name: Stephanie A.  Holmes
                       Title: Assistant Secretary


                       MORGAN STANLEY CAPITAL PARTNERS III,
                            INC.

                       By: /s/ Stephanie A. Holmes
                       ---------------------------------------------------------
                       Name: Stephanie A. Holmes
                       Title: Assistant Secretary


                       MORGAN STANLEY DEAN WITTER & CO.

                       By: /s/ Stephanie A. Holmes
                       ---------------------------------------------------------
                       Name: Stephanie A.  Holmes
                       Title:  Authorized Signatory


         The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

          Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).


                                    14 of 14